Exhibit 12.1

[Letterhead of Dorsey & Whitney LLP]

May 10, 2019

Contact Gold Corp.
400 Burrard St., Suite 1050
Vancouver, BC Canada V6C 3A6

Re: Offering Statement on Form 1-A

Ladies and Gentlemen:

     We have acted as counsel to Contact Gold Corp., a Nevada corporation (the “Company”), in connection with an Offering Statement on Form 1-A (the “Offering Statement”)(SEC File No. 024-10984) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of up to 23,000,000 shares of common stock, par value US$0.001 per share, of the Company (the “Shares”).

     We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

     Based on the foregoing, we are of the opinion that the Shares, when issued, delivered and paid for as described in the Offering Statement, will be validly issued, fully paid and non-assessable.

     Our opinion expressed above is limited to the laws of the State of Nevada.

     We hereby consent to the filing of this opinion as an exhibit to the Offering Statement, and to the reference to our firm under the heading “Legal Matters” in the Offering Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Dorsey & Whitney LLP